                                 EXHIBIT (11)

                   THE QUAKER OATS COMPANY AND SUBSIDIARIES

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                             For the Six Months Ended
                                                                June 30,     June 30,
Calculation of Fully Diluted Earnings Per Share                 1997 (1)       1996

Dollars in Millions (Except Per Share Data)
(Loss) Income from Continuing Operations                      $(1,034.0)    $   96.8

Less:  Dividends on ESOP Convertible Preferred Stock               (1.7)           -

Less:  Adjustments attributable to conversion of
       ESOP Convertible Preferred Stock                               -         (0.5)

Net (Loss) Income Used for Fully Diluted Calculation          $(1,035.7)    $   96.3

Shares in Thousands

Average Number of Common Shares Outstanding                     136,572      135,213

Plus Dilutive Securities:

Stock Options                                                         -          971

ESOP Convertible Preferred Stock                                      -        2,479

Average Shares Outstanding Used for Fully
  Diluted Calculation                                           136,572      138,663

Fully Diluted Earnings Per Share                              $   (7.58)    $   0.69


(1) In loss periods, dilutive common equivalent shares are excluded as the effect would be antidilutive. For purposes of the loss per share calculation, the loss was adjusted for the amount of dividends applicable to the ESOP Convertible Preferred Stock.

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